SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Oppenheimer Main Street Small-Cap Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      6803 S. Tucson Way, Englewood, Colorado 80112

Telephone Number (including area code):  (303) 768-3200

Name and address of agent for service of process:

      Andrew J. Donohue, Esq.
      Executive Vice President & General Counsel
      OppenheimerFunds, Inc.
      Two World Trade Center - Suite 3400
      New York, New York 10048-0203

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes   X     No ___
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Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the County of Arapahoe and State of Colorado on the 11th day of May, 1999

                              Oppenheimer Main Street Small Cap Fund


                              By:   /s/ Andrew J. Donohue

                                    Andrew  J.  Donohue,  Vice  President  and
Secretary

Attest:

By:   /s/ Robert G. Zack

      Robert G. Zack, Assistant Secretary

N1A\MSSmCap-N8A399.doc